Exhibit 17.1

Resignation Letter of Joseph I. Emas

To all:

Due to personal health concerns and the SEC continuing pressure on independent professionals, I am respectively resigning as a director of Bluefire Ethanol Fuels, Inc.

(As is required to state):

I have had no disagreement with the Company on any matter related to the Company's operations, policies or practices.

Of course, I continue to be available to advise the Company on any matter and fully support the Company on any endeavor.

/s/ Joseph I. Emas
Joseph I. Emas
Attorney at Law
1224 Washington Avenue
Miami Beach, Florida 33139
(305) 531-1174
(305) 531-1274 (facsimile)
(305) 799-3131 (cell)